UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 13, 2006

Inovio Biomedical Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11494 Sorrento Valley Road, San Diego, California		92121-1318
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:                    (858) 597-6006

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

As previously announced and reported in registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 20, 2006 (“Registrant’s 9-20-2006 8-K”), on September 15, 2006: (a) registrant entered into a definitive Securities Purchase Agreement in which it agreed to sell directly to foreign investors shares of its common stock and five-year warrants to purchase shares of its common stock; (b) registrant and Inovio Asia Pte Ltd., registrant’s majority-owned Republic of Singapore subsidiary (“Registrant’s subsidiary”), entered into a definitive Securities Purchase and Exchange Agreement in which Registrant’s subsidiary agreed to issue and sell its ordinary shares to foreign investors and registrant agreed, within three months of the closing of the transaction (or sooner upon the occurrence of certain events), to exchange shares of its common stock and warrants for the ordinary shares of Registrant’s subsidiary not owned by registrant; and (c) pursuant to existing participation rights applicable to registrant’s new equity financings, registrant entered into a Preferred Stock Exchange Agreement with certain holders of its outstanding Series C Cumulative Convertible Preferred Stock in which registrant agreed to exchange shares of registrant’s common stock and warrants for such holders’ Preferred Stock.

The closing of each of the above transactions (the “Closing”) occurred on October 13, 2006. At the Closing:

1.             Registrant issued to foreign investors an aggregate of 4,074,067 shares of its common stock at $2.43 per share and five-year warrants, exercisable at $2.87 per share, to purchase 1,425,919 shares of its common stock, resulting in cash proceeds to registrant of approximately $9.9 million, before offering expenses.

2.             Registrant’s subsidiary issued to foreign investors 2,201,644 of its ordinary shares of at $2.43 per share, resulting in cash proceeds to such subsidiary of approximately $5.35 million, before offering expenses, thereby obligating registrant to issue, no later than January 14, 2007, 2,201,644 shares of its common stock and five-year warrants, exercisable at $2.87 per share, to purchase 770,573 shares of its common stock in exchange for the ordinary shares of registrant’s subsidiary not owned by registrant;

3.             Registrant issued 479,722 shares of its common stock and five-year warrants, exercisable at $2.87 per share, to purchase 167,902 shares of its common stock to certain holders of registrant’s outstanding Series C Cumulative Convertible Preferred Stock in exchange for their Preferred Stock;

4.             Registrant and the requisite percentage of purchasers of registrant’s securities in the transaction disclosed in paragraph 1 above executed an amendment to the Securities Purchase Agreement amending Section 4.1 of the Securities Purchase Agreement, which provided that registrant “shall” appoint an independent director upon the Closing, to provide that registrant “may” appoint an independent director following the Closing; and

5.             The Registration Rights Agreement between the registrant and the investors in the transaction disclosed in paragraph 2 which provides for the registration for resale of registrant’s shares issuable, and underlying registrant’s warrants issuable, upon their exchange for the ordinary shares of Registrant’s subsidiary, became effective. Subject to the terms of the Registration Rights Agreement, the registrant is required to file a registration statement with the SEC within five days after the date upon which at least 75% of the ordinary shares of Registrant’s subsidiary are exchanged for the registrants shares and warrants, to use its best efforts to cause the registration statement to be declared effective under the Securities Act of 1933 as promptly as possible after the filing thereof, but in no event later than 120 days after the Closing, and to use its best efforts to keep the registration statement continuously effective under the Act until all the registrable securities covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k).

As of October 13, 2006, registrant estimates that the total expenses which will be payable by it of the transactions disclosed in paragraph 1 above will be approximately $1,145,000.

Item 3.02               Unregistered Sales of Equity Securities.

Registrant hereby incorporates by reference its disclosure under Item 3.02 of the Registrant’s 9/20/2006 8-K and the disclosure under Item 1.01 of this Report as though set forth in full herein.

Item 8.01               Other Events.

On October 13, 2006, registrant issued a press release announcing the closing of the transactions described herein and in its Current Report on Form 8-K dated September 15, 2006. A copy of that Press Release is attached to this Report as Exhibit 99.1.

The following table reflects the registrant’s capitalization at October 13, 2006:

Description	Number of outstanding shares

Number of shares of common
stock issuable upon (a)
conversion of outstanding
preferred stock, (b) exercise of
outstanding warrants or
options or (c) issuable upon
exchange for the ordinary
shares of Registrant’s
subsidiary and (d) issuable
upon exercise of the warrants
obtained upon exchange for
the ordinary shares of
Registrant’s subsidiary

Common Stock	35,498,458
Preferred Stock: Series A	—	—
Preferred Stock: Series B	—	—
Preferred Stock: Series C	113	166,166
Preferred Stock: Series D	1,027,967	1,027,967
Outstanding Warrants	8,663,700	8,663,700
Stock Options	2,927,900	2,927,900
Common stock issuable upon exchange for ordinary shares of Registrant’s subsidiary	2,201,644	2,201,644
Warrants obtained upon exchange for ordinary shares of Registrant’s subsidiary	770,573	770,573

Item 9.01               Financial Statements and Exhibits.

(d)                                 Exhibits

4.3                                 Amendment to Securities Purchase Agreement (amending the Securities Purchase Agreement filed as Exhibit 4.1 to Registrant’s 9-20-2006 8-K).

99.1                           Press Release dated October 13, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2006

INOVIO BIOMEDICAL CORPORATION

	By:	/s/ Peter Kies
Peter Kies, Chief Financial Officer